Stewart Reports Results for the First Quarter 2015

- Total operating revenues increased 13.9 percent

- Total title revenues increased 9.9 percent

- U.S. commercial title revenues increased 14.4 percent

- Closed orders increased 55.1 percent

- Mortgage Services revenues increased 79.1 percent, benefiting from 2014 acquisitions as well as new contracts

- Results include $19.1 million for non-operating charges in the corporate segment and title loss reserve strengthening in the title segment

HOUSTON, April 23, 2015 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net loss attributable to Stewart of $12.4 million, or $0.52 per diluted share, for the first quarter 2015, compared to net loss attributable to Stewart of $12.1 million, or $0.54 per diluted share, for the first quarter 2014.

The pretax loss for the first quarter 2015 was $18.9 million, an increase of $0.3 million when compared to the pretax loss of $18.6 million for the first quarter 2014. First quarter 2015 results include approximately $7.3 million of aggregate costs recorded primarily in the corporate segment related to the previously announced shareholder settlement and our ongoing cost management program, whereas first quarter 2014 results included approximately $3.5 million of aggregate costs related to a shareholder settlement as well as legal and other due diligence costs related to acquisitions. As a result of recent events, the first quarter 2015 also includes $11.8 million of reserve strengthening charges related to large losses on prior year title policies whereas first quarter 2014 had no additional reserve strengthening charge.

"We saw encouraging improvement in first quarter operations. Total operating revenues increased almost 14 percent over last year's first quarter with the 2014 acquisitions generating predicted revenues while our focus on smart growth is gaining traction in our direct offices," said Matthew W. Morris, chief executive officer. "While January and February title revenues were somewhat lackluster, they rebounded strongly in March. Combined with a robust sequential increase in opened orders in March, we are poised for continued revenue growth in the second quarter.

"We also remain on target with the strategic objectives described over the past several quarters, including the value creation strategies announced in February 2014," continued Morris. "As of quarter-end, we have achieved in excess of $17 million of annualized savings against our original target of $25 million, and we have revised our estimate of annualized savings to $30 million, which we feel very confident will be achieved by the end of 2015.

"Charges related to shareholder activism and our cost management plans, in addition to reserve strengthening charges, were significant in the first quarter. As discussed below, the claims relate to policies issued principally in the years 2005 to 2007. We expect our new operating platform and risk profile to greatly enhance future earnings and reduce the risk of quarterly charges.

"Looking ahead, we are mindful of general economic volatility, as well as an expected decline in mortgage origination volume in the second half of the year," continued Morris. "2015 will bring the most significant changes in the industry's history with the implementation of new Consumer Financial Protection Bureau regulations. These regulations, which go into effect in August 2015, not only are adding regulatory costs and one time implementation expenses this year, but also have the potential to cause temporary operational delays across the industry later in 2015. We are very focused on minimizing the impact of any disruptions and leveraging the pending changes to gain market share while rethinking new processes to increase efficiencies."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	First Quarter
	2015	2014

Total revenues	$448.9	$393.6
Pretax loss before noncontrolling interests	(18.9)	(18.6)
Income tax benefit	(7.5)	(8.0)
Net loss attributable to Stewart	(12.4)	(12.1)
Net loss per basic and diluted share attributable to Stewart	(0.52)	(0.54)

Total title revenues increased 9.9 percent in the first quarter 2015 compared to the first quarter 2014. Revenues from direct operations for the first quarter 2015 increased 22.9 percent compared to the same quarter last year but decreased, following the usual seasonal pattern, 14.1 percent sequentially from the fourth quarter 2014. Direct title revenues were favorably influenced by the title-related components of acquisitions closed in the second quarter 2014. Revenues from independent agency operations increased 0.5 percent in the first quarter 2015 compared to the first quarter 2014 and decreased 14.5 percent sequentially from the fourth quarter 2014, similar to the decline in direct operations. Mortgage services revenues for the first quarter 2015 increased 79.1 percent compared to the first quarter 2014 due to the acquisitions closed during the second and third quarters 2014, as well as new contracts which began in the second quarter 2014.

Title Insurance Segment

Our title segment revenues for the first quarter 2015 were $380.4 million, an increase of 4.4 percent from the first quarter 2014 and a decrease sequentially of 15.3 percent from the fourth quarter 2014. In the first quarter 2015, the title segment generated pretax earnings of $19.6 million (5.2 percent margin), compared with first quarter 2014 pretax earnings of $17.8 million (4.9 percent margin) and fourth quarter 2014 pretax earnings of $45.6 million (10.2 percent margin). The first quarter 2015 margin was negatively impacted by the title loss reserve strengthening charges of $11.8 million; on a proforma basis exclusive of these charges, title segment margin would have been 8.3 percent.

"In terms of title revenue, we experienced higher transaction volume in the first quarter 2015 compared to the year ago quarter," continued Morris. "The acquisitions completed in the second quarter 2014 contributed to this increase, allowing us to participate fully in the uptick in recent refinancing transactions. Excluding the impact of our reserve strengthening charges, margins continue to improve in our title segment. Our focus on disciplined and accountable sales growth, closing underperforming offices, opening new offices in key markets, agency vetting, commercial growth and cost management is gaining traction to improve margins, reduce risks and manage cycles."

Our direct operations include local offices and commercial and international operations. We generate commercial revenues both domestically and internationally. U.S. and international commercial revenues increased 10.4 percent from the first quarter 2014 to $39.3 million, and decreased 22.3 percent sequentially from the fourth quarter 2014. U.S. only commercial revenues increased 14.4 percent compared to the prior year quarter. For the first quarter 2015, total international revenues were $19.1 million, down 12.9 percent from $22.0 million in the first quarter 2014, with substantially all of the revenue decline resulting from the strengthening U.S. dollar.

Expanded open and closed order information is provided below, breaking out orders by categories. The expanded categories are more comprehensive than in prior quarters, as they now include orders through our centralized title operations. Although international commercial orders are included in the commercial category, only closed orders are represented in the open and closed order totals and international non-commercial orders are not included.

As a percentage of title revenues, title losses were 8.2 percent in the first quarter 2015, 6.2 percent in the first quarter 2014 and 6.6 percent in the fourth quarter 2014. Title loss expense increased 45.5 percent to $33.1 million in the first quarter 2015 compared to $22.8 million in the first quarter 2014. We recorded title policy loss reserve strengthening charges of $11.8 million relating to several large policy claims and escrow losses, including costs of settling claims which were the subject of adverse appellate rulings. The claims relate to policies issued principally in the years 2005 to 2007. We also recorded an increase related to large claims of $6.9 million in the fourth quarter 2014. Our non-large claim losses continue to trend as expected, and we maintained the accrual rate established in third quarter 2014 for such losses. Excluding the reserve strengthening charges, the core title loss ratio was 5.3 percent in the first quarter 2015, a decline of 90 basis points from the first quarter 2014 and consistent with the core loss ratio of fourth quarter 2014. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred as well as adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $501.3 million at March 31, 2015.

Mortgage Services Segment

Revenues generated by our mortgage services segment were $63.7 million for the first quarter 2015, increasing 152.3 percent compared to $25.3 million in the first quarter 2014 and decreasing 9.1 percent sequentially from the fourth quarter 2014 (which included $7.4 million of non-recurring gains). Revenues were favorably influenced by the acquisitions closed in both the second and third quarters 2014 and by new contracts which began contributing meaningful revenue. In accordance with segment accounting rules, the revenues associated with the acquired centralized title businesses are reported in the mortgage services segment, and the title office operations are reported in the title segment.

The mortgage services segment reported pretax earnings of $2.7 million (4.2 percent margin) in the first quarter 2015 compared to a pretax loss of $1.9 million and pretax earnings of $7.4 million for the first quarter 2014 and fourth quarter 2014, respectively (fourth quarter 2014 included non-recurring gains of $7.4 million).

"We are pleased with the continued progress made in the transformation of our Mortgage Services business, as demonstrated by its improving margins. With our initial synergy savings target of $5 million having been achieved as of yearend 2014 from these acquisitions, we are now working on optimizing our operations across the entire segment. As a result, we have specific initiatives beyond the acquisition integration efforts to drive revenue growth as well as reduce our cost structure. These cost reductions, along with the sales opportunities before us, support our goal of generating double digit margins for our mortgage services business in the latter half of 2015," concluded Morris.

Expenses

Employee costs for the first quarter 2015 increased 14.5 percent from the first quarter 2014 and decreased sequentially 2.5 percent from the fourth quarter 2014. While our cost management program has reduced certain employee expenses, the 2014 acquisitions and new contracts generated incremental employee costs in the first quarter 2015 of $20.0 million when compared to the first quarter 2014. Employee costs for the first quarter 2015, excluding 2014 acquisitions and integration related severance costs, increased only 0.2 percent from the first quarter 2014, as increased commissions on higher title and commercial revenues were almost completely offset by reductions in headcount in all segments. As a percentage of total operating revenues, employee costs were 36.6 percent, 36.4 percent and 32.5 percent in the first quarter 2015, first quarter 2014 and fourth quarter 2014, respectively.

Other operating expenses increased 31.1 percent in the first quarter 2015 compared to the first quarter 2014 and decreased 6.4 percent sequentially from the fourth quarter 2014. The 2014 acquisitions and new contracts generated incremental other operating expenses in the first quarter 2015 of $16.5 million. During the quarter, we incurred costs associated with the previously announced shareholder settlement and cost management program aggregating $6.9 million, which are recorded as other operating expenses. During the first quarter 2014, we incurred approximately $3.3 million of aggregate costs related to a shareholder settlement as well as legal and other due diligence costs related to acquisitions. Excluding the impact of the incremental expenses of the acquisitions, settlements, and cost management program, other operating costs would have increased approximately 1.6 percent from the prior year quarter. As a percentage of total operating revenues, other operating expenses were 20.0 percent, 17.4 percent, and 18.5 percent in the first quarter 2015, first quarter 2014 and fourth quarter 2014, respectively.

Depreciation and amortization expense was $7.1 million in the first quarter 2015, an increase of 61.7 percent compared to the first quarter 2014. The increase is primarily due to $1.3 million of amortization expense on 2014 acquired intangible assets, $1.1 million of amortization expense relating to an underwriter production system placed into service July 1, 2014, and $0.3 million of additional depreciation expense on the fixed assets of the acquisitions.

We continued to execute the project plans underlying our cost management program, and as of quarter-end, we have achieved in excess of $17 million of annualized savings against our original target of $25 million. As a result of our continued evaluation of savings opportunities, we have revised our estimate of annualized savings to $30 million, which we remain confident will be achieved by the end of 2015.

Other

Cash used by operations was $26.9 million in the first quarter 2015 compared to $49.5 million for the same period in 2014, an improvement of $22.6 million. During the first quarter, we announced an increase in our dividend from $0.10 per share paid annually to $1.00 per share, to be paid $0.25 per share quarterly beginning in June 2015. Also during the quarter, we acquired 38,425 shares of our common stock for an aggregate purchase price of $1.4 million pursuant to the previously announced stock repurchase program and, since the inception of the program, have acquired 723,670 shares for an aggregate purchase price of $23.4 million. Our existing share repurchase authorization will remain in effect and be used opportunistically based on various factors such as the Company's stock price, operational performance, macroeconomic environment, and other relevant criteria. Going forward, we are committed to returning meaningful amounts of capital to stockholders on a regular basis while also maintaining our ratings and a capital base that supports the growth in our business and our obligations to our policyholders.

Stewart will hold a conference call to discuss first quarter 2015 earnings at 8:30 a.m. Eastern Time on Thursday, April 23, 2015. To participate, dial (877) 876-9177 (USA) and (785) 424-1666 (International) – access code STCQ115. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call. The conference call replay will be available from 10:00 a.m. Eastern Time on April 23, 2015 until midnight on April 30, 2015, by dialing (800) 695-0395 (USA) or (402) 220-1388 (International). The access code is also STCQ115.

About Stewart

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31
	2015	2014
Revenues:
Title insurance:
Direct operations	188,188	153,146
Agency operations	214,812	213,673
Mortgage services	40,772	22,759
Investment income	3,949	3,858
Investment and other gains – net	1,151	140
	448,872	393,576
Expenses:
Amounts retained by agencies	175,800	174,679
Employee costs	162,495	141,922
Other operating expenses	88,775	67,737
Title losses and related claims	33,134	22,767
Depreciation and amortization	7,105	4,395
Interest	438	662
	467,747	412,162
Loss before taxes and noncontrolling interests	(18,875)	(18,586)
Income tax benefit	(7,531)	(7,958)
Net loss	(11,344)	(10,628)
Less net earnings attributable to noncontrolling interests	1,104	1,478
Net loss attributable to Stewart	(12,448)	(12,106)

Net loss per diluted share attributable to Stewart	(0.52)	(0.54)
Average number of dilutive shares (000)	23,990	22,506

Segment information:
Title revenues	380,369	364,208
Title pretax earnings before noncontrolling interests	19,632	17,829

Mortgage services revenues	63,710	25,256
Mortgage services pretax earnings (loss) before noncontrolling interests	2,655	(1,923)

Corporate revenues	4,793	4,112
Corporate pretax loss before noncontrolling interests	(41,162)	(34,492)

Selected financial information:
Cash used by operations	26,871	49,450
Other comprehensive (loss) earnings	(4,391)	1,622

	March 31 2015	December 31 2014
Stockholders' equity	682,759	700,453
Number of shares outstanding (000)	23,984	24,006
Book value per share	28.47	29.18

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31	December 31
	2015	2014
Assets:
Cash and cash equivalents	153,146	200,558
Short-term investments	25,289	25,042
Investments – statutory reserve funds	480,530	438,511
Investments – other	92,046	141,592
Receivables – premiums from agencies	30,814	42,929
Receivables – other	89,735	64,938
Allowance for uncollectible amounts	(8,933)	(9,193)
Property and equipment, net	74,739	75,353
Title plants	76,083	76,779
Goodwill	255,620	251,868
Intangible assets	24,474	26,311
Deferred tax asset	800	800
Other assets	62,457	56,990
	1,356,800	1,392,478
Liabilities:
Notes payable	65,229	71,180
Accounts payable and accrued liabilities	97,593	111,965
Estimated title losses	501,264	495,395
Deferred tax liability	9,955	13,485
	674,041	692,025
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	203,183	203,563
Retained earnings	467,285	479,733
Accumulated other comprehensive earnings	8,164	12,555
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	675,966	693,185
Noncontrolling interests	6,793	7,268
Total stockholders' equity	682,759	700,453
	1,356,800	1,392,478

Monthly Order Counts:

Open Orders 2015:	Jan	Feb	Mar	Total	Closed Orders 2015:	Jan	Feb	Mar	Total
Commercial	4,824	4,550	5,205	14,579	Commercial	3,469	3,181	3,361	10,011
Purchase	17,029	19,059	24,020	60,108	Purchase	10,723	11,738	16,045	38,506
Refi	18,782	18,181	17,987	54,950	Refi	8,326	10,654	13,317	32,297
Other	2,025	2,033	2,171	6,229	Other	1,644	1,464	1,817	4,925
Total	42,660	43,823	49,383	135,866	Total	24,162	27,037	35,540	85,739

Open Orders 2014:	Jan	Feb	Mar	Total	Closed Orders 2014:	Jan	Feb	Mar	Total
Commercial	3,961	3,758	3,943	11,662	Commercial	2,644	2,589	2,770	8,003
Purchase	16,354	16,445	19,632	52,431	Purchase	9,863	10,580	12,804	33,247
Refi	5,782	5,852	6,530	18,164	Refi	4,190	3,481	4,045	11,716
Other	1,154	1,103	1,152	3,409	Other	730	671	896	2,297
Total	27,251	27,158	31,257	85,666	Total	17,427	17,321	20,515	55,263

Addendum to Stewart Information Services Corporation Press Release

Stewart Information Services Corp
Proforma Quarterly Income Statement Comparison
($ in thousands)

	Q1-15	Q1-14	% chg

Revenues	448,872	393,576	14.0%

Total expenses	467,747	412,162
Less:
Non-recurring charges	7,262	3,466
Reserve strengthening charge	11,827	-
Adjusted expenses	448,658	408,696	9.8%
Proforma income (loss) before taxes and noncontrolling interests	214	(15,120)	101.4%

CONTACT: Nat Otis, SVP – Finance and Director of Investor Relations, (713) 625-8360